UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Morningstar, Inc.
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Notice of 2019 Annual Meeting
and
Proxy Statement

Letter from Joe Mansueto, Chairman of the Board, and Kunal Kapoor, Chief Executive Officer

Notice of Annual Meeting

Proxy Statement

01	Proxy Statement Summary

03	Proposal 1: Election of Directors

06	Board of Directors and Corporate Governance

12	Security Ownership of Certain Beneficial Owners and Management

13	Compensation Discussion and Analysis

23	Compensation Committee Report

23	Compensation Committee Interlocks and Insider Participation

24	Executive Compensation

28	Equity Compensation Plan Information

29	Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

30	Audit Committee Report

32	Principal Accounting Firm Fees

33	Certain Relationships and Related Party Transactions

33	Section 16(a) Beneficial Ownership Reporting Compliance

34	Shareholder Proposals or Nominations

34	Obtaining our Financial Statements

35	Communicating With Us

35	Questions and Answers About the Annual Meeting and the Proxy Materials

April 5, 2019

Dear Shareholder:

We will hold our 2019 Annual Shareholders’ Meeting at 9 a.m. Central time on Friday, May 17, 2019 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. We look forward to your participation, either in person or by proxy.

At this year’s meeting, the agenda includes the following items:

•        Election of directors.

•        Ratification of the appointment of our independent registered public accounting firm.

Please refer to the proxy statement for detailed information on each of the proposals and the meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the meeting.

If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at (312) 696-6164.

Sincerely,

Joe Mansueto	Kunal Kapoor
Chairman of the Board	Chief Executive Officer

Morningstar, Inc.

Notice of Annual Shareholders’ Meeting
To be held on May 17, 2019

April 5, 2019

Dear Shareholder:

You are cordially invited to attend our 2019 Annual Shareholders’ Meeting, which will be held at 9 a.m. Central time on Friday, May 17, 2019 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602.

We are holding the annual meeting for the following purposes:

•        To elect the ten director nominees listed in the proxy statement to hold office until the next annual shareholders’ meeting and until their respective successors have been elected and qualified.

•        To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019.

•        To transact other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the meeting.

You may vote at the meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 18, 2019, the record date for the meeting. A list of shareholders entitled to vote will be available for inspection for 10 days prior to the meeting at our corporate headquarters, 22 West Washington Street, Chicago, Illinois 60602.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, please refer to the question “How do I vote?” on page 36.

Heidi Miller

Associate General Counsel and Corporate Secretary

Proxy Statement

Proxy Statement Summary

This summary highlights key elements of our proxy statement. For more complete information, you should review the entire proxy statement along with our 2018 Annual Report to Shareholders.

Annual Meeting Information

Date:	May 17, 2019
Time:	9:00 a.m. Central Time
Place:	Morningstar’s Corporate Headquarters 22 West Washington Street Chicago, Illinois 60602
Record Date:	March 18, 2019
Live Video Stream:

A link to the live video stream of the annual meeting will be available in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Events & Presentations section.

Annual Meeting Proposals and Board Recommendations

Proposal	Board Recommendation	More Information
Proposal 1: Election of Directors	FOR the election of each of the director nominees listed in this proxy statement	Page 3
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2019	Page 29

2018 Financial Highlights

We delivered excellent results for our shareholders in 2018, surpassing $1.0 billion of revenue and recording strong organic growth and free cash flow. Although we didn’t buy back as much stock as we have done in the past, we repaid $110.0 million in debt and shared our success with our shareholders by distributing $42.6 million in dividends, a payout ratio of approximately 23% of net income. For a more detailed discussion of our financial performance, see our 2018 Annual Report to Shareholders.

Executive Compensation Highlights

Our compensation programs and practices are designed to create incentive opportunities for advancing our shareholders’ long-term interests. The compensation decisions for our executives made for 2018 were aligned with our strong financial performance and reflected continued emphasis on variable incentive pay. In 2018, the bonus payouts to our named executive officers reflected the achievement of financial goals, in addition to adjustments made for individual performance, and ranged from 98% to 123% of their targeted amounts.

Our Board of Directors

Each of our current directors is standing for election to hold office until the annual meeting to be held in 2020 and until his or her successor, if any, is elected and qualified. The table below provides summary information about our 10 director nominees.

Morningstar, Inc. 2019 Proxy Statement

Name	Age	Director Since	Primary or Former Occupation	Independent	Other Public Company Boards
Joe Mansueto	62	1984	Executive Chairman of Morningstar, Inc.
Kunal Kapoor	43	2017	Chief Executive Officer of Morningstar, Inc.
Robin Diamonte	54	2015	Vice President and Chief Investment Officer of United Technologies Corporation	✓
Cheryl Francis	65	2002	Co-Chair of Corporate Leadership Center	✓	2
Steve Kaplan	59	1999	Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance at The University of Chicago Booth School of Business	✓	1
Gail Landis	66	2013	Founding Partner of Evercore Asset Management, LLC	✓
Bill Lyons	63	2007	Retired President and Chief Executive Officer of American Century Companies, Inc.	✓	1
Jack Noonan	71	1999	Former President and Chief Executive Officer of SPSS Inc.	✓
Caroline Tsay	37	2017	Chief Executive Officer of Compute Software, Inc.	✓	1
Hugh Zentmyer	72	2010	Retired Executive Vice President of Illinois Tool Works Inc.	✓

Our Board is responsible for providing oversight, counseling, and direction to our management team in the long-term interest of the company and our shareholders. The Board believes that the 2019 nominees are of an appropriate composition to effectively oversee and constructively challenge the performance of management in the execution of our strategy. Detailed information about each nominee’s background, skills, and experience can be found beginning on page 3.

Our directors’ tenure and diversity are well-distributed to create a balanced Board, which contributes to a rich dialogue representing a range of perspectives.

Corporate Governance Highlights

We are committed to sound corporate governance. Our Nominating and Corporate Governance Committee regularly reviews our governance practices in the context of current corporate governance trends, regulatory changes, and recognized best practices. The following chart highlights our significant corporate governance policies and practices:

All non-employee directors are independent	Annual board meeting focused on company strategy
Diverse board that provides a range of viewpoints	Annual board and committee self-evaluations
Annual election of directors	Retirement age policy for directors
Majority vote standard	Proxy access rights
Regular executive sessions of independent directors	Shareholder right to call special meetings
Directors not “over-boarded”	Policy against hedging company stock

Proposal 1:

Election of Directors

Our nominees for election as directors include eight independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (Nasdaq), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election. All of the nominees are currently directors.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each person listed below to serve as a director for the term beginning at the annual meeting on May 17, 2019 and ending with the annual meeting to be held in 2020 and until his or her successor, if any, is elected and qualified. Unless proxy cards are otherwise marked, the persons named as proxy holders will vote all proxies received FOR the election of each nominee.

If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxy holders may vote either for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board believes that each nominee will be able and willing to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees. We describe certain individual qualifications and skills that led the Board to conclude that each person should serve as a director below.

Name	Age	Position
Joe Mansueto	62	Executive Chairman and Chairman of the Board
Kunal Kapoor	43	Chief Executive Officer and Director
Robin Diamonte	54	Director
Cheryl Francis	65	Director
Steve Kaplan	59	Director
Gail Landis	66	Director
Bill Lyons	63	Director
Jack Noonan	71	Director
Caroline Tsay	37	Director
Hugh Zentmyer	72	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984 and became executive chairman in 2017. He has served as chairman since our company’s inception and as chief executive officer from 1984 to 1996 and from 2000 to 2016. He formerly served as a member of the board of directors of Whole Foods Market, Inc. He holds a bachelor’s degree in business administration from The University of Chicago and a master’s degree in business administration from The University of Chicago Booth School of Business.

As the founder and controlling shareholder of the company, Joe’s knowledge of all aspects of the business and the financial information industry position him well to serve as executive chairman of the company and chairman of the Board.

Kunal Kapoor

Kunal Kapoor is chief executive officer of Morningstar and was appointed to the Board in January 2017. Before assuming his current role in 2017, he served as president, responsible for product development and innovation, sales and marketing, and driving strategic prioritization across the firm. Before becoming president in 2015, Kunal was head of global products and client solutions. Kunal became head of our global client solutions group in 2013 and took on additional responsibility for the products group in February 2014. For part of 2013, he was president of our Data Division, and from 2010 until 2012, he was president of Equity and Market Data/Software. In 2009 and 2010, he was president of Individual Software. Kunal joined Morningstar in 1997.

He holds a bachelor’s degree in economics and environmental policy from Monmouth College and a master’s degree in business administration from The University of Chicago Booth School of Business. He also holds the Chartered Financial Analyst (CFA) designation.

Since he joined the company, Kunal has worked in leadership roles in almost every area of the company, currently serving as chief executive officer. As a result, he is uniquely able to advise the Board on the opportunities and challenges of managing the company and its strategy for growth, as well as its day to day operations and risks.

Robin Diamonte

Robin Diamonte was appointed to the Board in December 2015. Since 2004, she has been vice president and chief investment officer of United Technologies Corporation, a diversified company providing high-technology products and services to the global aerospace and building systems industries, where she is responsible for overseeing United Technologies Corporation’s $62 billion in global retirement assets. Before joining United Technologies Corporation, she held several positions during her 12-year tenure at Verizon Investment Management Corporation, the asset management arm of Verizon Communications Inc., rising from research analyst to managing director. She holds a bachelor’s degree in electrical engineering and a master’s degree in business administration from the University of New Haven.

As the vice president and chief investment officer of United Technologies Corporation, Robin has extensive experience in the retirement industry. Her expertise is a great asset to our growing retirement business.

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been co-chair of Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since August 2008 and vice-chair from 2002 to August 2008. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Aon plc. She holds a bachelor’s degree from Cornell University and a master’s degree in business administration from The University of Chicago Booth School of Business.

Cheryl is an experienced financial leader. Her experience serving as the chief financial officer of a public company makes her a valuable asset, both on our Board and as Chair of the Audit Committee. Cheryl also currently serves on the board of two other public companies and qualifies as an audit committee financial expert under the relevant SEC rules.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance. He holds a bachelor’s degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. Steve currently serves as a member of the board of directors of Zayo Group Holdings, Inc. He formerly served on the board of trustees of the Columbia Acorn Funds and on the board of directors of Accretive Health, Inc.

Steve has an extensive background in academia. As a professor, his research and teaching focus on issues in private equity and entrepreneurial finance. His expertise is valuable in analyzing our business and potential acquisitions. Steve also currently serves on the board of another public company.

Gail Landis

Gail Landis was elected to the Board in May 2013. She was a founding partner of Evercore Asset Management, LLC, an institutional asset management firm, and served as managing principal from 2005 until her retirement in December 2011. From 2003 to 2005, she served as head of distribution for the Americas for Credit Suisse Asset Management, the asset management division of Credit Suisse AG. From 1981 to 2002, she served in senior roles with Sanford C. Bernstein & Co., Inc. and its successor company AllianceBernstein L.P., a global asset management firm. She holds a bachelor’s degree in East Asian studies from Boston University and a master’s degree in business administration from New York University’s Stern School of Business.

Gail brings to the Board deep knowledge of the asset management industry. With over 30 years of experience as an investment management executive, she has an excellent understanding of the needs of institutional clients.

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel, chief operating officer, and president. He currently serves as a member of the board of directors of NIC Inc. He holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law.

As the former chief executive officer of a private investment management company, Bill has extensive experience in the mutual fund industry. His business acumen and knowledge of the mutual fund industry provide our Board with unique insight and a keen perspective on our customers’ priorities and challenges. Bill also currently serves on the board of another public company.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and served as transition executive of International Business Machines Corporation, a leading manufacturer of information technologies, from October 2009 to December 2009. From January 1992 to October 2009, he served as president and chief executive officer of SPSS Inc., a software company specializing in predictive analytics. From January 2008 to October 2009, he also served as chairman of the board of directors of SPSS Inc. He formerly served as a member of the board of directors of Lionbridge Technologies, Inc. and Fleetmatics Group PLC.

As the former chief executive officer of a public company, Jack offers a wealth of management and business experience. Jack’s exposure to the complex issues facing a global software provider makes him a valuable member of our Board.

Caroline Tsay

Caroline Tsay was elected to the Board in May 2017. She has served as chief executive officer of Compute Software, Inc., an enterprise cloud infrastructure software company, since January 2017. From March 2013 to December 2016, she served as vice president and general manager of the online channel at Hewlett Packard Enterprise Company, an information technology company. From April 2007 to March 2013, she held several product leadership positions across the consumer search, e-commerce, and advertising businesses at Yahoo! Inc., a digital media company. Caroline currently serves on the board of directors of The Coca-Cola Company, and formerly served as a member of the board of directors of Rosetta Stone Inc. and Travelzoo Inc. She holds a bachelor’s degree in computer science and master’s degree in management science and engineering, both from Stanford University.

Caroline brings to the Board an extensive background in technology as well as significant leadership and management experience, including expertise in the areas of cloud infrastructure and sales. Caroline also currently serves on the board of another public company.

Hugh Zentmyer

Hugh Zentmyer was appointed to the Board in January 2010. He served as executive vice president of Illinois Tool Works Inc., a diversified manufacturer of industrial systems and components, from 1995 until his retirement in January 2009. He holds a bachelor’s degree in accounting from the University of Cincinnati and a master’s degree in business administration from Xavier University.

With his years of experience working at a large decentralized company, Hugh brings to the Board his understanding of what makes businesses work effectively and efficiently. He has experience leading businesses with worldwide operations that market their products through multiple channels.

Board of Directors and Corporate Governance

We have adopted a set of Corporate Governance Guidelines to guide the Board in its objective of enhancing shareholder value over the long term. The shareholders elect the Board and vote on extraordinary matters. Our Board currently consists of ten directors. The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include eight independent directors and two members of our senior management team.

Independent Directors

Each of our director nominees, other than Joe Mansueto and Kunal Kapoor, qualifies as independent under Nasdaq requirements. The Nasdaq independence rules preclude a finding of independence if the director is employed by the company or has engaged in various types of business dealings with the company. In reaching its conclusion that each of our non-employee directors is independent, the Board determined that none of them had a relationship with the company that would interfere with the exercise of his or her independent judgment.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director nominee’s business and personal activities as they relate to the company. For Robin Diamonte, the Board considered ordinary course transactions between the company and United Technologies Corporation, where she is vice president and chief investment officer. For Cheryl Francis, the Board considered ordinary course transactions between the company and Aon plc, where she is a member of the board of directors, and ordinary course transactions between the company and Corporate Leadership Center, where she is co-chair. For Steve Kaplan, the Board considered a charitable contribution of $35 million to be paid over time by Joe Mansueto to support the creation of an institute to advance urban scholarship and education at The University of Chicago, where Steve is a professor. For Bill Lyons, the Board considered ordinary course transactions between the company and The Nasdaq Stock Market LLC, where he previously served as a member of the board of directors. For Caroline Tsay, the Board considered ordinary course transactions between the company and The Coca-Cola Company, where she is a member of the board of directors. Gail Landis, Jack Noonan, and Hugh Zentmyer do not have any relationships involving the company other than their positions as members of the Board.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the Securities and Exchange Commission (SEC) for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is related to Cheryl’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

The Board has determined that each member of the Compensation Committee qualifies as independent under special standards established by the SEC for members of compensation committees.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board’s responsibilities include:

•        selecting and regularly evaluating the performance of the chief executive officer;

•        planning for chief executive officer succession;

•        monitoring succession planning for other senior executives;

•        overseeing the conduct of our business to evaluate whether the business is being properly managed, including review of the strategic plan;

•        risk oversight; and

•        overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and compliance with law and ethics.

The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain extraordinary corporate actions.

The Board is responsible for determining the respective roles of the chairman of the board and chief executive officer. Joe Mansueto served as chairman of the board and chief executive officer of the company until January 1, 2017. At that time, Joe stepped back from our day-to-day operations to instead focus on strategy, capital allocation, advising our senior team, and leading the Board. Joe serves as chairman of the Board and executive chairman of the company. Kunal Kapoor has served as chief executive officer and a Board member since January 1, 2017. The Board believes that the current structure, which combines Joe’s unparalleled knowledge of all aspects of the business and its history as founder and controlling shareholder with Kunal’s management of the day-to-day operations, benefits the business.

The Board has not designated a lead director; however, the independent directors choose from among themselves a lead director with respect to specific matters when appropriate. The Board believes this practice has been working well. The Chair of the Nominating and Corporate Governance Committee works closely with the chairman to set the agenda for each Board meeting and serves as a liaison between the chairman and the independent directors.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without members of management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Board’s Role in Risk Oversight

The Board’s role in the company’s risk oversight process involves both the Audit Committee and the full Board. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. Management identifies and prioritizes enterprise-wide risks. Each year, the full Board receives a presentation by management on enterprise risk, including operational, financial, legal and regulatory, strategic, and reputational risks. Management makes additional reports about enterprise risks as needed or as requested by the Board.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. In reaching this determination, we have taken into account the following design elements of our compensation policies and practices:

•        the mixture of cash and equity-based compensation encourages an appropriate balance between short-term and long-term risk;

•        multi-year vesting of equity awards encourages employees to focus on the long-term operational and financial performance of the company; and

•        the use of stock ownership requirements for our executive officers not only aligns their interests with shareholders but also discourages a short-term focus.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board held five meetings in 2018. We expect each director to attend each meeting of the Board and the committees on which he or she serves as well as the annual meeting. In 2018, each director attended at least 75% of the meetings of the Board and the committees on which he or she served. Each of the directors attended our 2018 Annual Shareholders’ Meeting.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under Nasdaq standards. Each Board committee has a written charter approved by the Board. A copy of each charter is available in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section. The table below shows the members of each committee as of the date of this proxy statement, and the number of meetings held by each committee during 2018.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Kunal Kapoor
Robin Diamonte	Member		Member
Cheryl Francis	Chair	Member
Steve Kaplan		Chair	Member
Gail Landis	Member		Member
Bill Lyons		Member	Chair
Jack Noonan	Member	Member
Caroline Tsay	Member		Member
Hugh Zentmyer	Member	Member
2018 Meetings	9	6	4

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm. We describe the responsibilities and activities of the Audit Committee in greater detail in the Audit Committee Report on page 30.

Compensation Committee

The Compensation Committee reviews and determines the base salary, incentive plan awards, and other matters relating to compensation for the chief executive officer based on his individual performance and overall contribution to the company. For our other executive officers, the Compensation Committee reviews and determines base salaries, incentive plan awards, and other matters relating to compensation based on feedback from our chief executive officer about the officer’s performance and overall contribution to the company. The Compensation Committee oversees the administration of our equity-based compensation plans, including reviewing and granting equity-based awards to our non-employee directors, executive officers, and other employees. The Compensation Committee also reviews and recommends to the Board various other Morningstar compensation policies, programs, and related matters. The Compensation Committee makes recommendations to the Board concerning our compensation practices for non-employee directors.

The Compensation Committee may, in its discretion and only to the extent permitted by law, delegate certain of its authority to a subcommittee of the Compensation Committee. The Compensation Committee may engage its own outside advisors as it deems appropriate. In 2018, management retained an independent compensation consultant, Willis Towers Watson, to review the company’s executive compensation program. We discuss additional information about the Compensation Committee, its activity during 2018, and related matters in the Compensation Discussion and Analysis section, which begins on page 13.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. Although the company does not have a formal diversity policy, the Nominating and Corporate Governance Committee and the Board believe that it is essential that the individual Board members represent diverse opinions, perspectives, personal and professional experiences, and backgrounds. The Nominating and Corporate Governance Committee reviews these factors and others it considers useful in the context of the perceived needs of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2018, we did not use a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders using the same criteria it uses for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. In addition, our by-laws permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board or two director nominees, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in our by-laws, which can be found in the Investors Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis on other corporate governance matters.

Limitation on Other Board Service

We require that our directors who serve as an executive officer of a public company serve on a total of no more than three public company boards, including ours. We require that our directors who do not serve as an executive officer of a public company serve on no more than four public company boards, including ours.

Communications from Shareholders to the Board

Shareholders may communicate with the Board by writing to our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602 or by sending an email to board@morningstar.com. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our corporate secretary to forward correspondence only to the intended recipients; however, the Board has also instructed her to review the correspondence prior to forwarding it and, in her discretion, not to forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, she may forward some of the correspondence elsewhere in the company for review and possible response.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

•                  The Board believes that a board of directors consisting of seven to 12 members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

•                  The Board may fill Board vacancies. Directors appointed by the Board to fill vacancies serve until the next annual meeting at which directors are to be elected.

•                  The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant Nasdaq requirements and applicable law and regulations.

•                  The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they can also result in the loss of contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Board believes it can continue to evolve and adopt new viewpoints through the process for the evaluation and nomination of director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when considering the appropriate slate of candidates to recommend for nomination.

•                  Directors are required to retire from the Board when they reach the age of 73. A director reaching the age of 73 following his or her election to the Board may continue to serve until the next annual meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement for any director if deemed in the best interests of the company.

•                  The Board believes that any director who discontinues his or her present employment or who materially changes his or her position should promptly tender a written offer of resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed circumstances.

•                  All directors are required to comply with their obligations described in the Conflicts of Interest section of our Corporate Governance Guidelines. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our general counsel for evaluation. If a significant conflict cannot be resolved, the director may be required to resign.

•                  If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, must excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Investor Relations area of our corporate website at https://shareholders.morningstar.com also includes our Code of Ethics, which has been adopted by the Board and is applicable to each director.

Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

In 2018, each non-employee director received an annual retainer of $40,000. Non-employee directors who are members of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee received an additional annual retainer of $5,000, except for Gail Landis who received an additional annual retainer of $10,000 for serving on the Nominating and Corporate Governance Committee due to her oversight role on the Regulatory Governance Board of Morningstar Credit Ratings LLC, a nationally recognized statistical rating organization and one of the company’s subsidiaries. The Audit Committee Chair, Compensation Committee Chair, and Nominating and Corporate Governance Committee Chair received an annual retainer of $25,000, $15,000, and $15,000, respectively. In addition to the retainers described above, we reimburse our non-employee directors for travel expenses for attending Board and committee meetings.

Equity-Based Compensation

In 2018, each of our non-employee directors received an annual grant of restricted stock units covering shares with a value of approximately $150,000 at grant that vest over a period of three years. In lieu of receiving the annual grant of restricted stock units, new non-employee directors receive an initial grant of restricted stock units covering shares with a value of approximately $250,000 at grant, also vesting over a period of three years.

2018 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2018. Joe Mansueto and Kunal Kapoor are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings.

	Fees Earned or Paid in Cash	Stock Awards	Total(1)
Robin Diamonte	$50,000	$149,926	$199,926
Cheryl Francis	75,000	149,926	224,926
Steve Kaplan	65,000	149,926	214,926
Gail Landis	55,000	149,926	204,926
Bill Lyons	65,000	149,926	214,926
Jack Noonan	50,000	149,926	199,926
Caroline Tsay	50,000	149,926	199,926
Hugh Zentmyer	50,000	149,926	199,926

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards granted in 2018 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2018, our non-employee directors held the following number of restricted stock units: Robin Diamonte 4,524; Cheryl Francis 3,548; Steve Kaplan 3,548; Gail Landis 3,548; Bill Lyons 3,548; Jack Noonan 3,548; Caroline Tsay 4,659; and Hugh Zentmyer 3,548. Stock awards when granted are rounded down to the nearest whole share.

Security Ownership of Certain Beneficial Owners and Management

The following table shows information about beneficial ownership of our common stock as of March 1, 2019 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to the shares listed.

The following table is based on 42,656,121 shares of our common stock outstanding as of March 1, 2019.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock
Joe Mansueto(1)	22,817,626	53.5%
Kunal Kapoor	28,134	*
Jason Dubinsky	8,261	*
Danny Dunn	16,941	*
Haywood Kelly(2)	10,877	*
Daniel Needham	17,622	*
Tricia Rothschild	5,853	*
Robin Diamonte	2,612	*
Cheryl Francis(3)	28,069	*
Steve Kaplan(4)	42,657	*
Gail Landis	2,840	*
Bill Lyons(5)	21,681	*
Jack Noonan(6)	30,385	*
Caroline Tsay	1,107	*
Hugh Zentmyer(7)	18,333	*
All directors and executive officers as of March 1, 2019 as a group (17 persons)(8)	23,104,933	54.1

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. Reflects 22,388,006 shares of our common stock over which Joe has sole voting and investment power and 429,620 shares of our common stock over which Joe has shared voting and investment power. Joe has pledged 3,000,000 shares of our common stock as security under the terms of a bank credit agreement. Includes 279,620 shares of our common stock held by the Mansueto Foundation, a private charitable foundation.

(2) Includes 92 shares of common stock held by Haywood’s spouse.

(3) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2019.

(4) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2019.

(5) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2019 and 7,500 shares of common stock as to which Bill has shared voting and investment power. Bill has pledged 11,865 shares of our common stock to secure a margin loan.

(6) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2019 and 1,000 shares of common stock held by Jack’s spouse.

(7) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2019.

(8) Includes 18,580 shares of common stock as to which directors and executive officers have the right to acquire beneficial ownership by April 30, 2019.

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers for 2018 who are identified in the following table. We refer to this group as the named executive officers, and the group includes our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers during 2018.

Name	Title
Kunal Kapoor	Chief Executive Officer
Jason Dubinsky	Chief Financial Officer
Danny Dunn	Chief Revenue Officer
Haywood Kelly	Head of Global Research
Tricia Rothschild	Chief Product Officer

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful annual cash incentive compensation through the Morningstar Incentive Plan (the Corporate Incentive Plan) and equity-based compensation through the Morningstar 2011 Stock Incentive Plan (the Stock Incentive Plan).

Our goal is to develop compensation policies and practices that:

•                  attract and retain talented executives;

•                  motivate and reward our executives for their individual and collective contributions to the company; and

•                  align our executives’ interests with the long-term interests of our shareholders.

The Compensation Committee believes that, as members of our management team take on more responsibility at Morningstar, variable incentive pay and equity awards should make up a larger portion of their total compensation. Our compensation program is designed to reward each member of our management team based on his or her overall contribution to the company and the goals and initiatives most relevant to his or her role or the particular product area that such member manages.

The Compensation Committee does not use rigid formulas to determine executive compensation but nevertheless aims to tie annual cash incentive compensation closely to value creation, as measured by increases in revenue and EBITDA (earnings before interest, taxes, depreciation, and amortization) or similar measures. Our equity program, combined with our stock ownership requirements for our executive officers and directors, is designed to reward long-term stock performance. The Compensation Committee bases its decisions about an executive’s compensation on its assessment of his or her performance and contribution toward enhancing the intrinsic value of our company and its product areas. The Compensation Committee relies on its judgment in determining the amounts and combination of base salary, annual bonus, and equity awards. In 2018, management retained an independent compensation consultant, Willis Towers Watson, to review the company’s executive compensation program, for a fee of approximately $47,000. Separately, Willis Towers Watson also provided, at management’s request, services relating to broader human resources-related engagements which totaled approximately $382,000.

The Compensation Committee compares the total compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee doesn’t target specific compensation levels based on this review but considers this information to obtain a general understanding of current compensation practices.

When evaluating 2018 compensation, the Compensation Committee compared the total compensation of our executives with compensation for executives at the following companies:

The Advisory Board Company	Financial Engines Inc.
CBOE Holdings, Inc.	Forrester Research, Inc.
Envestnet, Inc.	MSCI Inc.
FactSet Research Systems, Inc.	SEI Investments Company
Fair Isaac Corporation	SS&C Technologies Holdings, Inc.

The above peer group was the same peer group that was used to evaluate 2017 compensation decisions except for the removal of IHS, Inc. due to its acquisition by a company headquartered in the United Kingdom and the removal of CEB Inc. because of its acquisition by Gartner, Inc.

The Compensation Committee also evaluated published survey data provided by Equilar, Culpepper, McLagan, Radford, and Willis Towers Watson compensation surveys. These surveys provide information about compensation levels and practices at financial services, technology, and general industry companies. When reviewing data from published surveys, the Compensation Committee focuses on information specific to companies of Morningstar’s size. For purposes of this Compensation Discussion and Analysis, we refer to the compensation data for these companies and surveys as “market data.”

“Say on Pay” Vote

The company provides its shareholders with an opportunity to cast an advisory “say on pay” vote on executive compensation once every three years. The company held its last say on pay vote at its 2017 Annual Shareholders’ Meeting, and the proposal was approved with approximately 87% of the votes cast in support of the proposal. The Compensation Committee did not make any changes to the company’s executive compensation program in response to the 2017 say on pay vote. The company will conduct its next say on pay vote at its 2020 Annual Shareholders’ Meeting.

2018 CEO Compensation

Consistent with the company’s overall compensation philosophy, the Compensation Committee and Board believe that variable annual cash incentive pay and equity awards should make up a larger portion of Kunal’s compensation as chief executive officer to align his interests with the long-term interests of our shareholders. In anticipation of Kunal’s appointment as chief executive officer in January 2017, Willis Towers Watson conducted a competitive compensation analysis for the chief executive officer role using the company’s 2016 compensation peer group. The analysis also included data regarding the compensation for a number of newly appointed chief executive officers who succeeded chief executive officers who were also founders. Based on the Board’s review of the analysis prepared by Willis Towers Watson and other factors, the Board established Kunal’s target total compensation at the levels it felt appropriate for a new and first-time chief executive officer, with an emphasis on recognizing his promotion to chief executive officer with increases to his target variable incentive pay levels and equity levels. During 2018, the Compensation Committee continued to monitor and evaluate his target total compensation in relation to his performance.

For 2018, the Compensation Committee approved an increase in Kunal’s base salary from $350,000 to $400,000 and his 2018 target bonus remained the same as compared to 2017. This base salary increase was approved to reflect Kunal’s strong performance during 2017 and to improve the overall market positioning of Kunal’s total compensation. Based on Kunal’s performance during 2017, for 2018, the Compensation Committee also approved an annual equity grant to Kunal with a target value of $1.0 million, which was allocated equally between market stock units and restricted stock units. The table below summarizes Kunal’s 2018 compensation which includes an award of market stock units approved at the time of Kunal’s appointment as chief executive officer in 2017:

Annual Base Salary	Target Bonus	Equity Awards
$400,000	$850,000	Annual equity grant with a target value of $1 million, allocated equally between market stock units and restricted stock units.
		Second grant of performance-based market stock units with a target value of $833,333, with a three-year performance period.

Elements of our Executive Compensation Program

Our executive compensation program currently consists of two main elements: cash compensation (annual base salary and annual bonus) and equity-based compensation (restricted stock units and market stock units). The Compensation Committee believes that its current compensation program for executive officers strikes the correct balance between short-term and long-term incentives. This mix of equity and cash compensation is intended to align the interests of our executive officers with those of our shareholders and provide incentives for our executive officers to enhance the intrinsic value of our company.

Cash Compensation

We pay cash compensation in the form of base salary and bonuses under the Corporate Incentive Plan. We include bonuses in the compensation package because the Compensation Committee believes doing so encourages strong financial and operational performance. We describe each component of cash compensation in more detail below.

Base Salary: The Compensation Committee reviews and determines the base salary for Kunal based on his individual performance and overall contribution to the company. For our other executive officers, the Compensation Committee reviews and determines their base salaries based in part on Kunal’s feedback about the individual’s performance and overall contribution to the company.

As described under 2018 CEO Compensation, for 2018 the Compensation Committee approved an increase in Kunal’s base salary from $350,000 to $400,000. The Compensation Committee also approved an increase in Tricia Rothschild’s base salary from $250,000 to $300,000. This increase was approved to reflect Tricia’s expanded role as chief product officer. Other than increases to Kunal’s and Tricia’s base salary, no other salary changes were approved for our named executive officers.

Annual Incentives: The Corporate Incentive Plan rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. The design of the Corporate Incentive Plan gives the Compensation Committee discretion to establish a bonus for Kunal based on his individual performance and overall contribution to the company and bonuses for our other executive officers based on an assessment of the individual’s achievements and feedback from Kunal about the individual’s performance and overall contribution to the company and, in certain cases, the performance of particular product areas.

2018 Bonus Target and Bonus Determinations for Named Executive Officers: In December 2017, the Compensation Committee approved the 2018 bonus targets for each of our named executive officers. Other than increases in Tricia’s and Danny’s bonus targets from $200,000 to $300,000 to reflect market comparisons for compensation in their roles and their contributions to the business, the 2018 bonus targets for the named executive officers did not increase as compared to 2017 and, accordingly, Kunal’s 2018 bonus target was set at 213% of his base salary and the 2018 bonus targets for the other named executive officers ranged from approximately 83% to 125% of each named executive officer’s base salary. The Compensation Committee determined these target bonus levels based on its assessment of the named executive officer’s impact on the company’s and, in some cases, particular product area’s results and a desire for a meaningful portion of total compensation to be in the form of variable incentive pay. In determining target bonus levels, the Compensation Committee also reviewed incentive compensation practices at similar companies. As noted above, while the Compensation Committee does not target compensation elements against the market data, the Compensation Committee does review the market data to understand competitive market practices with respect to executive compensation.

The Compensation Committee established adjusted revenue and adjusted EBITDA as the two metrics to measure company and product area performance for the annual cash incentive bonuses in 2018. The Compensation Committee determined payouts for 2018 primarily on financial performance, using a formula that measured adjusted revenue and adjusted EBITDA relative to company and product area goals established for the bonus program, rather than year-over-year comparisons. Revenue and EBITDA are adjusted to exclude the impact of certain items, such as expected incentive compensation costs, foreign currency fluctuations, capitalized software development costs, acquisitions and divestitures and associated costs, and certain investments in the business. At the beginning of 2018, the Compensation Committee established a funding formula that specifies bonus funding for adjusted revenue and adjusted EBITDA based on various performance levels, with the final funding factor being weighted 50% for adjusted revenue and 50% for adjusted EBITDA. The graphics below illustrate how this formula works for company and product area performance:

2018 Adjusted Revenue Funding Formula

2018 Adjusted EBITDA Funding Formula

The Committee determined that Kunal’s, Jason’s, and Danny’s bonus should be based entirely on the company performance measures. For Haywood and Tricia who lead one or more of our product areas, the Committee measured a portion of their bonus funding as against the performance of their product areas. The 2018 bonus funding weightings for the named executive officers were as follows:

Named Executive Officer	Company Funding Weighting	Product Area Funding Weighting
Kunal Kapoor	100%	—
Jason Dubinsky	100%	—
Danny Dunn	100%	—
Haywood Kelly	67%	33%
Tricia Rothschild	50%	50	%(1)

(1) The product area funding weighting for Tricia reflects the aggregated funding weighting for the product areas she leads.

Company Performance Measures: In 2018, our overall company financial performance resulted in the following calculation of the bonus funding factor and final payout factor:

Measure	Achievement	Goal	Goal Attainment	Unweighted Funding Factor	Weighting	Funding Factor	Final Funding Factor
Adjusted Revenue (Millions)	$1,009.0	$1,000.3	100.9%	109.3%	50%	116.9%	118.0	%(1)
Adjusted EBITDA (Millions)	359.1	333.2	107.8%	124.4%	50%

(1) The final funding factor reflects the reallocation of bonus funding generated by other product areas.

Each executive’s bonus target was multiplied by the final funding factor to determine the funding adjusted target bonus. Adjustments to the calculated award amounts were then determined based on each executive’s individual performance.

The table below shows the target earned by each of the named executive officers based on the achievement of company or product area financial goals and the adjustments made for individual performance. We describe the factors affecting the individual performance adjustment for each of our named executive officers in more detail below.

	Corporate Incentive Plan
	2018 Target Bonus [A]	Financial Funding Factor [B]	Individual Performance Adjustment(1) [C]	Final Bonus [A] x [B] x [C] = [D]
Kunal Kapoor	$850,000	118%	123%	$1,233,690	(2)
Jason Dubinsky	500,000	118%	103%	608,935
Danny Dunn	300,000	118%	110%	389,400	(3)
Haywood Kelly	250,000	125.7%	123%	386,098
Tricia Rothschild	300,000	113%	98%	333,218

(1) For some of the named executive officers, the actual Individual Performance Adjustment goes beyond the whole percentage and has been rounded to the nearest whole percent for table display purposes.

(2) Kunal will receive $230,690 of the $1,233,690 in the form of restricted stock units to be granted on May 15, 2019 and that vest in full on the first anniversary of the grant date.

(3) Danny will receive $76,233 of the $389,400 in the form of restricted stock units to be granted on May 15, 2019 and that vest in full on the first anniversary of the grant date.

2018 Bonus Payouts: The Compensation Committee reviewed Kunal’s performance and his broader impact on the growth of the business and the Compensation Committee reviewed Kunal’s evaluation of each executive’s contributions to key company initiatives and his or her broader impact on the growth of the business. The bonus discussion below describes the key goals for each named executive officer, how the Compensation Committee evaluated performance against those goals, and the factors affecting the individual performance adjustment for each of our named executive officers.

Kunal Kapoor: Kunal’s key goals included delivering strong financial performance, leading the execution of our strategy with a focus on strengthening our core data and research assets, improving long-term attractiveness of our investment management offerings, and driving growth in our core product platforms including Morningstar Direct and PitchBook. He was also tasked with furthering the integration of our digital marketing and sales efforts, simplifying our infrastructure, and improving employee engagement.

Kunal oversaw the achievement of excellent financial results in 2018, with the company surpassing $1 billion of revenue and recording strong organic growth and free cash flow. Kunal and his team strengthened our core data and research assets by expanding our equity data sets, launching a new relationship with Mercer, and adding new environmental, social, and governance datapoints. Kunal and his team also launched Morningstar Funds Trust, a series of nine open-end, multimanager mutual funds which are offered exclusively to advisors using Morningstar Managed Portfolios. Morningstar Direct and PitchBook experienced strong growth under Kunal’s leadership. Additionally, Kunal and his team made great progress in migrating relevant parts of our data centers to the public cloud. Based on these factors, the Compensation Committee determined that Kunal’s individual performance adjustment be 123% of his final payout factor, which resulted in a bonus of $1,233,690. Kunal received $1,003,000 in cash and the remaining $230,690 in restricted stock units to be granted on May 15, 2019. The restricted stock units vest in full on the first anniversary of the grant date.

Jason Dubinsky: Jason’s key goals included the continuation of building out teams and capabilities across the finance function, implementing stronger financial reporting, financial planning, and procurement processes, integrating PitchBook’s financial systems into our global finance operations, and strengthening our overall financial management and discipline to help ultimately achieve the company’s revenue, profitability, and cash flow targets.

In 2018, Jason drove strong financial management which contributed to the company’s financial success during the year. Jason and his team continued to build out our global financial reporting structure and enhanced the long-term financial planning process and resulting financial plan required to achieve it. His team also successfully executed key projects including the integration of PitchBook’s financial systems into our global operations, the roll-out of a new global procure-to-pay process and system, and enhanced tax planning given regulatory changes related to tax reform. Based on these factors, Kunal recommended to the Compensation Committee that Jason’s individual performance adjustment be 103% of his final payout factor.

Danny Dunn: Danny’s key goals included establishing new leadership in key markets, continuing to strengthen the integration of his sales team with the marketing and product functions to drive an integrated, firmwide go-to-market approach and new product launches, driving greater levels of client satisfaction with direct client engagement, and ultimately achieving the company’s sales and revenue targets.

In 2018, Danny partnered with Tricia on enhancing our non-US structure, including appointing new leadership in key markets. He helped negotiate several meaningful deals and renewals. In addition, Danny and his team continued to drive a systematic and efficient sales operations designed to position Morningstar for long-term sales success. Danny has driven greater accountability across the sales organization and revamped our go-to-market efforts around new product launches. Based on these factors, Kunal recommended to the Compensation Committee that Danny’s individual performance adjustment be 110% of his final payout factor, which resulted in a bonus of $389,400. Danny received $313,167 in cash and the remaining $76,233 in restricted stock units to be granted on May 15, 2019. The restricted stock units vest in full on the first anniversary of the grant date.

Haywood Kelly: Haywood’s key goals included establishing new leadership in Credit Ratings, partnering with our products functions to deliver new product capabilities that showcase our research innovations, executing on research and data growth areas of investment, and ultimately achieving the revenue targets of Credit Ratings.

In 2018, Haywood oversaw the leadership transition in Credit Ratings with successful business outcomes for the year. Credit Ratings experienced a 49.2% increase in the asset value of new issue ratings and a year-over-year increase in revenue of 15.6%. In addition, Haywood and his team continued to deliver strong performance across our research operations. We believe the solid growth in ETF strategies linked to Morningstar’s underlying research reflect this success. On the data operations front, the team continued to expand coverage of Morningstar’s equity fundamental database and meaningfully contributed to the expansion of capabilities in the PitchBook platform. Further, Haywood has advocated for and expanded our quantitative research efforts, including the launch of a new Risk Model capability. Based on these factors, Kunal recommended to the Compensation Committee that Haywood’s individual performance adjustment be 123% of his final payout factor.

Tricia Rothschild: Tricia’s key goals included establishing new leadership in key markets and within our technology organization, leading the implementation of our technology strategy, strengthening our product management discipline, delivering innovative software, data, and research for key product areas, and ultimately achieving the revenue targets of key product areas.

In 2018, Tricia partnered with Danny on enhancing our non-US structure, including appointing new leadership in key markets. She oversaw the leadership transition within our technology organization and led the implementation and alignment of our technology strategy, including moving parts of our infrastructure to the public cloud and security and disaster recovery enhancements. In addition, Tricia and her team meaningfully grew our data and software businesses and delivered enhancements to Morningstar Direct, including the launch of Direct for Wealth Management. Based on these factors, Kunal recommended to the Compensation Committee that Tricia’s individual performance adjustment be 98% of her final payout factor.

Equity-Based Compensation

The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and market stock units. All of our employees are eligible for awards under the Stock Incentive Plan.

Equity awards that vest over time are an important part of how we reward our executive officers and other employees. We pay a meaningful portion of executive officer compensation in the form of equity awards to help align the economic interests of our executive officers with those of our shareholders. We also believe it’s important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation we provide to each executive officer in a given year generally reflects the individual’s level of responsibilities within the company.

The Compensation Committee reviews the value of annual equity awards for each executive officer to evaluate whether they reflect each individual’s responsibilities within the company and encourage retention and long-term alignment with the company’s success. In 2018, we granted restricted stock units and market stock units to our named executive officers. With the exception of Jason, each named executive officer’s target equity value is allocated equally between restricted stock units and market stock units. Jason’s target equity value is allocated 68% to restricted stock units and 32% to market stock units in accordance with his offer letter. Restricted stock units were granted to our named executive officers in May. With respect to market stock units, the Compensation Committee elected to grant one-half of each named executive officer’s targeted value in May and the other half in November to minimize the effect of any stock price volatility on the awards. We describe these awards in more detail below.

Restricted Stock Units: In 2018, the Compensation Committee granted restricted stock units to our named executive officers that vest in four equal annual installments commencing on the first anniversary of the grant date. The table below shows the approximate value approved for each named executive officer in 2018 and 2017.

	2018 Approximate Value of Restricted Stock Units	2017 Approximate Value of Restricted Stock Units
Kunal Kapoor	$500,000	$2,500,000
Jason Dubinsky	475,000	1,237,500
Danny Dunn	150,000	200,000
Haywood Kelly	175,000	250,000
Tricia Rothschild	200,000	133,333

The value of Kunal’s and Jason’s 2018 restricted stock unit award was lower than in 2017 because of the one-time grant they each received in connection with their appointment as chief executive officer and chief financial officer, respectively. The value of Danny’s 2018 restricted stock unit award was lower than in 2017 because Danny’s 2018 target equity value was allocated equally between restricted stock units and market stock units as compared to the prior allocation entirely in restricted stock units. The value of Haywood’s 2018 restricted stock unit award was lower than in 2017 because Haywood’s equity target increased from $325,000 to $350,000 to reflect his contributions to the business, and one-half was delivered in the form of market stock units. The value of Tricia’s 2018 restricted stock unit award was greater than in 2017 because Tricia’s equity target increased from $200,000 to $400,000 because of her expanded role as chief product officer and to reflect her contributions to the business.

Market Stock Units: In 2018, the Compensation Committee granted market stock units to our named executive officers that vest three years from the grant date depending on our total shareholder return (TSR) over that three-year period. The Compensation Committee granted one-half of the 2018 targeted value on May 15, 2018 and the other half on November 15, 2018. The table below shows the targeted value for each named executive officer in 2018 and 2017.

	2018 Targeted Value of Market Stock Units		2017 Targeted Value of Market Stock Units(1)
Kunal Kapoor	$500,000	(2)	$ —	(3)
Jason Dubinsky	225,000		112,500
Danny Dunn	150,000		100,000
Haywood Kelly	175,000		75,000
Tricia Rothschild	200,000		67,667

(1) This column reflects annual market stock unit grants and does not include the value of the incremental market stock unit grants made in 2017 to each named executive officer to encourage retention and provided enhanced motivation across this group.

(2) As noted under 2018 CEO Compensation, during 2018, Kunal received a second grant of market stock units with a target value of $833,333, with a three-year performance period. This award was approved at the time Kunal was appointed as chief executive officer in January 2017 and is not included in Kunal’s 2018 target value.

(3) During 2017, Kunal received the first grant of market stock units with a target value of $833,333, with a three-year performance period. This award was approved at the time Kunal was appointed as chief executive officer in January 2017 and is not included in Kunal’s 2017 target value.

The value of Jason’s 2018 restricted stock unit award was greater than in 2017 because Jason’s 2017 award was pro-rated based on his hire date. The value of Danny’s 2018 market stock unit award was greater than in 2017 because Danny’s equity target was allocated equally between restricted stock units and market stock units. The value of Haywood’s 2018 market stock unit award was higher than in 2017 because Haywood’s equity target increased from $325,000 to $350,000 to reflect his contributions to the business and was allocated equally between restricted stock units and market stock units. The value of Tricia’s 2018 restricted stock unit award was greater than in 2017 because Tricia’s equity target increased from $200,000 to $400,000 because of her expanded role as chief product officer and to reflect her contributions to the business.

The market stock units vest based on our TSR over the three-year performance period, as shown in the table below. The shares earned based on TSR performance between the performance levels described below will be based on a linear interpolation.

Performance Level	Shares Earned as a Percentage of Target Market Stock Units
Threshold TSR	0% vesting if TSR is a negative 23.33% or more
Target TSR	100% vesting if TSR is 10% or more
Maximum TSR	150% vesting if TSR is 35% or more

2016 Performance Share Award Payout: In 2016, the Compensation Committee granted performance shares to each of our named executive officers, other than Jason, who was not an employee at the time. Under the 2016 performance share awards, we measured performance over a three-year performance period from January 1, 2016 through December 31, 2018 by assessing our adjusted cumulative revenue and adjusted cumulative EBITDA generated during the performance period, with 70% of the award based on cumulative revenue achievement and 30% based on cumulative EBITDA achievement. After the conclusion of the three-year performance period, the Compensation Committee determined that the company achieved adjusted cumulative revenue of $2.75 billion, which was below the threshold performance level of $2.79 billion, and adjusted cumulative EBITDA of $817.1 million, which was below the threshold performance level of $850.0 million, which resulted in a zero payout for the performance shares granted in 2016 for all of the participating named executive officers.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our executive officers.

If there is a change in control of Morningstar, the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the Stock Incentive Plan. The following events constitute a change in control within the meaning of the Stock Incentive Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Compensation Committee has not determined how it will exercise its discretion if there is a change in control of Morningstar.

If there had been a change in control of Morningstar on December 31, 2018 and the Compensation Committee exercised discretion to accelerate vesting, the market value on that date of the shares subject to unvested restricted stock units and market stock units (at target) that would have vested, for the benefit of each of our named executive officers would have been:

	Restricted Stock Units	Market Stock Units
Kunal Kapoor	$3,876,803	$2,752,481
Jason Dubinsky	1,303,581	381,035
Danny Dunn	365,767	423,433
Haywood Kelly	684,303	370,161
Tricia Rothschild	532,285	382,024

None of our executive officers hold any unvested stock options that would have been accelerated upon a change in control of Morningstar.

Other than our 401(k) plan, we do not have any plans that permit executive officers to defer salary or bonus.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in Morningstar and more closely link their economic interests with those of our shareholders. We require each of our executive officers and directors to hold either shares with a value of $5,000,000 or generally speaking, a number of Morningstar shares and share equivalents that is at least the sum of 12.5% of the total number of exercisable stock options and 25% of the total number of vested restricted stock units and vested market stock units that he or she has been granted. As of March 1, 2019, our executive officers and directors were in compliance with these requirements. We describe our stock ownership requirements for executive officers and directors in more detail on the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section.

Anti-Hedging Policy

Our Code of Ethics prohibits employees from engaging in short sales of Morningstar’s common stock and transactions in publicly traded options in Morningstar’s common stock (such as puts, calls, and other derivative securities) on an exchange or in any other organized market and from entering into derivative or hedging transactions intended to reduce their risk of owning Morningstar securities, while still maintaining ownership of such securities.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee

Steve Kaplan, Chair
Cheryl Francis
Bill Lyons
Jack Noonan
Hugh Zentmyer

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

Executive Compensation

The following table shows compensation for our named executive officers. No compensation information is provided for Jason and Danny for 2016 and Haywood and Tricia for 2016 or 2017 because they were not named executive officers during those years.

2018 Summary Compensation Table

	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total
Kunal Kapoor	2018	$387,500	$—	$1,833,035	$—	$1,233,690	(4)	$14,130	$3,468,355
Chief Executive Officer	2017	350,000	—	3,434,192	—	850,000		13,541	4,647,733
	2016	337,500	—	660,282	—	255,000		13,541	1,266,323
Jason Dubinsky	2018	400,000	—	699,776	—	608,935		14,139	1,722,850
Chief Financial Officer	2017	175,758	380,000	1,849,741	—	191,215		41	2,596,755
Danny Dunn	2018	300,000	—	299,833	—	389,400	(5)	19,977	1,009,210
Chief Revenue Officer	2017	300,000	—	379,831	—	210,000		13,541	903,372
Haywood Kelly	2018	300,000	—	349,843	—	386,098		14,073	1,050,014
Head of Global Research
Tricia Rothschild	2018	300,000	—	399,852	—	333,218		13,229	1,046,299
Chief Product Officer

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards and market stock units granted in 2018 as determined pursuant to FASB ASC Topic 718. The amounts included for the market stock units are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. Under FASB ASC Topic 718, the vesting condition related to the total shareholder return (TSR) market stock units is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the named executive officers that could be calculated and disclosed based on achievement of the underlying market condition. See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the 2018 Grants of Plan-Based Awards table beginning on page 25 of this Proxy Statement.

(2) The amounts represent annual bonus payments made under the Corporate Incentive Plan. For further information on these payments, see Compensation Discussion and Analysis—Annual Incentives.

(3) For 2018, the amounts shown represent the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) Plan	Other	Total
Kunal Kapoor	$255	$13,875	$ —	$14,130
Jason Dubinsky	264	13,875	—	14,139
Danny Dunn	198	13,875	5,904	19,977
Haywood Kelly	198	13,875	—	14,073
Tricia Rothschild	198	13,031	—	13,229

(4) Kunal will receive $230,690 of the $1,233,690 in the form of restricted stock units to be granted on May 15, 2019 and that vest in full on the first anniversary of the grant date.

(5) Danny will receive $76,233 of the $389,400 in the form of restricted stock units to be granted on May 15, 2019 and that vest in full on the first anniversary of the grant date.

2018 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2018 to each of our named executive officers.

	Grant Date	Approval Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units(3)		Grant Date Fair Value of Stock Award(4)
				Target(1)	Threshold	Target	Maximum
Kunal Kapoor	—	—	Bonus	$850,000	—	—	—	—		$ —
	5/15/2018	2/26/2018	RSU	—	—	—	—	4,455	(4)	499,940
	5/15/2018	2/26/2018	MSU	—	0	2,254	3,381	—		249,924
	5/15/2018	9/06/16	MSU	—	0	3,757	5,635	—		416,576
	11/15/2018	9/06/16	MSU	—	0	3,813	5,719	—		416,608
	11/15/2018	10/04/2018	MSU	—	0	2,288	3,432	—		249,987
Jason Dubinsky	—	—	Bonus	500,000	—	—	—	—		—
	5/15/2018	2/26/2018	RSU	—	—	—	—	4,232	(4)	474,915
	5/15/2018	2/26/2018	MSU	—	0	1,014	1,521	—		112,432
	11/15/2018	10/04/2018	MSU	—	0	1,029	1,543	—		112,429
Danny Dunn	—	—	Bonus	300,000	—	—	—	—		—
	5/15/2018	2/26/2018	RSU	—	—	—	—	1,336	(4)	149,926
	5/15/2018	2/26/2018	MSU	—	0	676	1,014			74,955
	11/15/2018	10/04/2018	MSU	—	0	686	1,029			74,952
Haywood Kelly	—	—	Bonus	250,000	—	—	—	—		—
	5/15/2018	2/26/2018	RSU	—	—	—	—	1,559	(4)	174,951
	5/15/2018	2/26/2018	MSU	—	0	789	1,183			87,484
	11/15/2018	10/04/2018	MSU	—	0	800	1,200			87,408
Tricia Rothschild	—	—	Bonus	300,000	—	—	—	—		—
	5/15/2018	2/26/2018	RSU	—	—	—	—	1,782	(4)	199,976
	5/15/2018	2/26/2018	MSU	—	0	901	1,351	—		99,903
	11/15/2018	10/04/2018	MSU	—	0	915	1,372	—		99,973

(1) Amounts shown represent the Corporate Incentive Plan bonus target for each participating named executive officer established by the Compensation Committee. The Corporate Incentive Plan does not include specified threshold or maximum payout levels.

(2) Amounts shown represent the target and maximum market stock units granted under the Stock Incentive Plan. These market stock units vest on the third anniversary of the grant date depending on our total shareholder return (TSR) over that three-year period. The number of shares of our common stock to be received at vesting will range from 0% to 150% of the target amount based on the company’s TSR for the three-year performance period. At threshold performance, none of the shares vest. At target performance, the target number of shares would vest. At maximum performance, 150% of the target number of shares would vest.

(3) Amounts shown consist of restricted stock units granted under the Stock Incentive Plan. These restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

(4) Amounts shown represent the aggregate grant date fair value for each restricted stock unit grant and market stock unit grant made in 2018 as determined pursuant to FASB ASC Topic 718. The amounts included for the market stock units are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating this amount.

2018 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our named executive officers as of December 31, 2018.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Kunal Kapoor	35,295	(1)	$3,876,803	—		$ —
	—		—	25,059	(2)	2,752,481
Jason Dubinsky	11,868	(3)	1,303,581	—		—
	—		—	3,469	(4)	381,035
Danny Dunn	3,330	(5)	365,767	—		—
	—		—	3,855	(6)	423,433
Haywood Kelly	6,230	(7)	684,303	—		—
	—		—	3,370	(8)	370,161
Tricia Rothschild	4,846	(9)	532,285	—		—
	—		—	3,478	(10)	382,024

(1) These restricted stock units vest as follows: 6,797 on January 3rd in 2019, 2020, 2021, and 2022; 3,848 on May 15, 2019; 2,031 on May 15, 2020; and 1,114 on May 15, 2021 and 2022.

(2) 7,188, 5,759, 6,011, and 6,101 market stock units vest on May 14, 2020, November 14, 2020, May 14, 2021, and November 14, 2021, respectively, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(3) These restricted stock units vest as follows: 6,299 on November 15, 2019; 668 on November 15, 2020; 669 on November 15, 2021; and 1,058 on May 15, 2019, 2020, 2021, and 2022.

(4) 1,426, 1,014 and 1,029 market stock units vest on November 14, 2020, May 14, 2021, and November 14, 2021, respectively, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(5) These restricted stock units vest as follows: 998 on May 15, 2019; 999 on May 15, 2020 and May 15, 2021; and 334 on May 15, 2022.

(6) 1,384, 1,109, 676, and 686 market stock units vest on May 14, 2020, November 14, 2020, May 14, 2021, and November 14, 2021, respectively, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(7) These restricted stock units vest as follows: 2,634 on May 15, 2019; 1,985 on May 15, 2020; 1,221 on May 15, 2021; and 390 on May 15, 2022.

(8) 989, 792, 789, and 800 market stock units vest on May 14, 2020, November 14, 2020, May 14, 2021, and November 14, 2021, respectively, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(9) These restricted stock units vest as follows: 1,204 on May 15, 2019; 422 on November 15, 2019, 2020, 2021; 1,042 on May 15, 2020; 888 on May 15, 2021; and 446 on May 14, 2022.

(10) 923, 739, 901, and 915 market stock units vest on May 14, 2020, November 14, 2020, May 14, 2021, and November 14, 2021, respectively, subject to the achievement of total shareholder return performance goals over a three-year performance period.

2018 Option Exercises and Stock Vested

The following table shows certain information concerning the vesting of restricted stock units during the year ended December 31, 2018 for each of our named executive officers. None of our named executive officers held any outstanding stock options during 2018.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kunal Kapoor	9,127	$920,374
Jason Dubinsky	6,297	759,292
Danny Dunn	664	74,514
Haywood Kelly	2,670	299,627
Tricia Rothschild	1,436	164,676

CEO Pay Ratio Disclosure

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Kunal Kapoor, our chief executive officer.

Ratio

For 2018:

•        The median of the annual total compensation of all of our employees, other than Kunal, was $85,069.

•        Kunal’s annual total compensation, as reported in the Total column of the 2018 Summary Compensation Table, was $3,468,355.

•        Based on this information, the ratio of the annual total compensation of Kunal to the median of the annual total compensation of all employees is estimated to be 41:1.

Identification of Median Employee

Since December 31, 2017, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. As a result, we used the same median employee as last year for purposes of our calculating our pay ratio. As of December 31, 2017, we had approximately 4,920 employees. For purposes of identifying the 2017 median employee, we considered the base salary, allowances and target incentive compensation of all employees in the company’s global employee population. In addition, we measured compensation as of December 31, 2017 for purposes of determining the median employee.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2018 Summary Compensation Table with respect to each of the named executive officers.

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2018 regarding our equity incentive plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Covered by Outstanding Options, Warrants, and Rights)
Equity compensation plans approved by shareholders	727,894	(1)	$57.28	(2)	3,139,764
Equity compensation plans not approved by shareholders	0		—		0
Total	727,894		$57.28		3,139,764

(1) Includes 527,465 restricted stock units, 81,274 market stock units, and 119,155 performance share awards that were outstanding as of December 31, 2018.

(2) Restricted stock units, market stock units, and performance share awards do not have an exercise price. Accordingly, outstanding restricted stock units, market stock units, and performance share awards have been disregarded for purposes of computing the weighted average exercise price.

Proposal 2:

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has reappointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. KPMG has served as our independent registered public accounting firm since 2011. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence each year. As a result of the Committee’s evaluation carried out in early 2019, the Audit Committee decided to continue to engage KPMG.

Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance we are submitting the appointment of KPMG as our independent registered public accounting firm to shareholders for ratification. If shareholders do not ratify this appointment at the annual meeting, the Audit Committee will undertake further review.

We expect that a representative of KPMG will attend the annual meeting. The KPMG representative will have an opportunity to make a statement if he or she so desires and will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance—Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2018, and related matters.

Recommendation of the Board and Audit Committee

The Board and the Audit Committee recommends that you vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2019.

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counsel, and direction to our management team in the long-term interest of the company and its shareholders. The Audit Committee oversees Morningstar’s accounting and financial reporting processes, as well as audits of Morningstar’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under Nasdaq and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section. Morningstar intends the composition of the Audit Committee, the attributes of its members, and the responsibilities reflected in its charter to be in accordance with applicable requirements for public company audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in July 2018.

As noted above, the Audit Committee’s role is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations.

Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee is directly responsible for the appointment, compensation, retention, and, when appropriate, replacement of Morningstar’s independent registered public accounting firm. At least annually, the Audit Committee reviews the company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the company. For additional information on the Audit Committee’s latest review of KPMG, see Proposal 2: Ratification of Appointment of the Independent Registered Public Accounting Firm.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. KPMG provided the Audit Committee with the written disclosures required by the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence as an independent auditor. The Audit Committee also discussed KPMG’s independence with KPMG and management.

The Audit Committee members are not professional accountants or auditors, and they do not duplicate or certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves a board-level oversight role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and other audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly earnings press releases. Management and the independent audit firm review and discuss with the Audit Committee various topics and events that may have significant financial impact on Morningstar.

Management and the independent audit firm also review with the Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar’s internal compliance programs. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure, as well as the steps that management has taken to monitor and control them. The Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee preapproves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to preapprove additional services. If the Chair preapproves a service, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services from their independent audit firms. Morningstar obtains these services from other firms as needed.

The Audit Committee reviewed and discussed with management and representatives of KPMG Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2018, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and KPMG’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. KPMG represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to the applicable requirement of the Public Company Accounting Oversight Board and the SEC. This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and KPMG’s reports, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2018.

Audit Committee

Cheryl Francis, Chair
Robin Diamonte
Gail Landis
Jack Noonan
Caroline Tsay
Hugh Zentmyer

Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for audit and other services provided to us by KPMG LLP, our principal accounting firm, in 2018 and 2017.

	2018	2017
Audit Fees	$2,372,073	$1,601,390	(1)
Audit-Related Fees	—	—
Tax Fees	25,000	—
All Other Fees	44,930	86,930
Total	$2,442,003	$1,688,320

(1) Audit fees for 2017 do not include amounts paid in early 2017 related to audit services for the year ended December 31, 2016, while 2018 audit fees include amounts paid in early 2018 for audit services for the year ended December 31, 2017. In addition, 2018 audit fees were higher due to fees for new services and out of scope matters, such as tax reform and non-recurring transactions.

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. No such fees were paid or accrued in 2018 or 2017.

Tax Fees

This category includes fees for international tax and state franchise tax consultation services.

All Other Fees

This category includes fees for services other than the services reported in audit, audit-related, and tax fees.

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

Our Code of Ethics is designed to help our directors, executive officers, and employees address situations that may involve a conflict of interest. These include situations in which an individual’s personal interests are in conflict with the interests of the company; situations in which an individual or family member receives personal benefits as a result of his or her position with the company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the company.

Under its charter, the Nominating and Corporate Governance Committee is required to review potential conflicts of interest of prospective and current directors. Under our Corporate Governance Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, a change in our business operations or in a director’s circumstances, the director should immediately report that matter to our general counsel for evaluation. Our general counsel has the discretion to report any actual or potential conflicts to the Chair of the Nominating and Corporate Governance Committee and is required to report to the Chair all conflicts that would require disclosure as a related party transaction or involve a relationship with a competitor. If a significant conflict cannot be resolved, the director may be required to resign.

The Audit Committee Charter requires that the Audit Committee review all related party transactions involving directors and executive officers. The Board reviews the independence of each director on an annual basis. As part of this process, the Board reviews and discusses information provided by the directors and management about each director’s business and personal activities as they relate to the company. Related party transactions are disclosed to all directors during this process. See Board of Directors and Corporate Governance—Independent Directors for additional information about the Board’s independence review.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from our directors and executive officers, we believe that during 2018 all of our executive officers, directors, and beneficial owners of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a).

Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2020 Annual Shareholders’ Meeting must be received by us no later than December 7, 2019. The shareholder must also comply with the requirements of Exchange Act Rule 14a-8. Any director nominee that a shareholder wishes to include in our proxy statement for nomination at our 2020 Annual Shareholders’ Meeting must be received by us no earlier than December 19, 2019 and no later than January 18, 2020. The shareholder and nominee must also comply with the requirements of our by-laws, as discussed under Board of Directors and Corporate Governance. You can view a copy of the by-laws in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section. The proposal or nomination must be submitted, along with proof of ownership of our stock and other information required under our by-laws or applicable law or regulation, to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal or nomination to contact our corporate secretary in advance of the deadline to discuss the matter. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and our by-laws. Submitting a shareholder proposal or director nomination does not guarantee that we will include it in our proxy statement.

Shareholders who intend to present a proposal or nominate a director at our 2020 Annual Shareholders’ Meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than January 18, 2020 and no later than February 17, 2020. The notice must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee, see Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.

Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2018 are included in our 2018 Annual Report to Shareholders, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2018 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6164. Our 2018 Annual Report and this proxy statement are available in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section.

Communicating With Us

We encourage all interested parties—including securities analysts, potential shareholders, and others—to submit questions to us in writing. If you have a question about our business, please contact us by sending an e-mail message to investors@morningstar.com or sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 West Washington Street, Chicago, Illinois 60602. We will make written responses to selected inquiries we receive in a particular month available to all investors at the same time in Form 8-K reports furnished to the SEC.

Please visit https://shareholders.morningstar.com to obtain press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest annual report, please send your request to investors@morningstar.com.

Questions and Answers About the Annual Meeting and the Proxy Materials

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy to vote at the annual meeting.

Where is the annual meeting?

We will hold the annual meeting at 9 a.m. Central time on Friday, May 17, 2019 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach our auditorium. You will need to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On April 5, 2019 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how to access the proxy materials on the Internet and how to vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect directors to serve until our next annual meeting and will also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019. We do not expect any other matters to be presented at the meeting. If other matters are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 18, 2019 are entitled to vote at the meeting. On that date, there were 42,655,268 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

How many votes are required to elect directors and adopt proposals?

The election of each director and ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum at the meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you received a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the meeting, you must obtain a proxy from your broker, bank, or other shareholder of record and present it to the inspector of election with your ballot. If you do not wish to vote in person or will not be attending the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy as follows:

•        FOR the election of each of the director nominees listed in this proxy statement.

•        FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2019.

What happens if I abstain from voting on a matter or my broker withholds my vote?

For each matter to be considered at the meeting, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you attend the meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the meeting.

Can I revoke my proxy?

You may revoke your proxy at any time before the completion of voting at the meeting by voting in person at the meeting or by delivering written instructions before the meeting to our corporate secretary at Morningstar, Inc., 22 West Washington Street,

Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, email, or otherwise. We do not compensate them for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the reasonable expenses of doing so in accordance with applicable law.

Will a live video stream of the annual meeting be available?

A link to the live video stream of the annual meeting will be available in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Events & Presentations section.

Will a recording of the annual meeting be available?

You can view a video recording in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Events & Presentations section, which will be available for approximately one year after the meeting.

Morningstar, Inc.
22 West Washington Street
Chicago
Illinois, 60602

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. MORNINGSTAR, INC. 22 WEST WASHINGTON STREET CHICAGO, IL 60602 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Morningstar, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees Joe Mansueto For 0 0 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 0 0 0 1a The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of KPMG LLP as Morningstar's independent registered public accounting firm for 2019. For 0 Against 0 Abstain 0 1b Kunal Kapoor 1c Robin Diamonte 1d Cheryl Francis NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1e Steve Kaplan 1f Gail Landis 1g Bill Lyons 1h Jack Noonan 1i Caroline Tsay 1j Hugh Zentmyer Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000407633_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com MORNINGSTAR, INC. Annual Meeting of Shareholders May 17, 2019 9:00 AM This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2019. The shares of stock you hold in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting. By signing the proxy, you revoke all prior proxies and appoint Heidi Miller and Pat Maloney, or either of them, with full power of substitution to vote these shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments. Continued and to be signed on reverse side 0000407633_2 R1.0.1.18